Exhibit 99.1

FOR FURTHER INFORMATION CONTACT:

Investor Relations Tom Ryan/Ashley Ammon ph: 203.682.8200 ir@providecommerce.com	Jen Carroll ph: 858.729.2761 John Flanagan/Megan McDonnell ph: 203.682.8200

Provide Commerce, Inc. Announces Establishment of Stock Repurchase Plan

San Diego, Calif.– May 3, 2005 – Provide Commerce, Inc. (Nasdaq: PRVD), an e-commerce marketplace of websites for perishable goods, today announced that it has established a stock repurchase plan pursuant to which it will purchase shares of its common stock. Under the stock repurchase plan, the Company will acquire up to $25 million of shares of common stock in open market and negotiated purchases over a period of one year. Provide Commerce currently has approximately 12.3 million shares outstanding.

These repurchases will be made in compliance with the SEC’s Rule 10b-18, subject to market conditions, applicable legal requirements and other factors. This plan does not obligate Provide Commerce to acquire any particular amount of common stock and the plan may be suspended at any time at the Company’s discretion.

Bill Strauss, Chief Executive Officer of Provide Commerce, stated, “The Board of Directors and management are confident in the future of Provide Commerce and believe that the Company’s buyback program is a sound investment for the cash that the business generates. We believe that the use of our cash in this repurchase program is in the best interest of the Company and its stockholders, and we intend to weigh buybacks against other investment opportunities to maximize shareholder value over the long term.”

About Provide Commerce, Inc.

Provide CommerceSM operates an e-commerce marketplace of websites for perishable goods that consistently delivers fresh, high-quality products direct from the supplier to the customer at competitive prices. The Company’s platform combines an online storefront, proprietary supply chain management technology and established supplier relationships to create a market platform that bypasses traditional supply chains of wholesalers, distributors and retailers. Provide Commerce launched its marketplace in 1998 to sell and deliver fresh cut flowers for everyday and special occasions such as Valentine’s Day, Easter, Mother’s Day, birthdays and anniversary events, through its ProFlowers® brand and website, www.proflowers.com. Provide Commerce also offers fresh fruit and premium meat direct from the supplier through its Gourmet Foods Business Unit. To date, these offerings consist of Cherry Moon FarmsSM, www.cherrymoonfarms.com, and Uptown Prime®, www.uptownprime.com. For more information, please visit www.prvd.com.

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Forward-looking Statements

Statements in this press release, other than historical information, may be “forward-looking” in nature within the meaning of Section 21E of the Private Securities Litigation Reform Act of 1995 and are subject to various risks, uncertainties and assumptions. These statements are based on management’s current expectations, estimates and projections about Provide Commerce and its industry and include, but are not limited to, the value of the Company’s common stock and the Company’s future prospects. These statements involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the applicable statements. The risks, uncertainties and assumptions that may affect Provide Commerce, its operating results and your investments, include, but are not limited to, Provide Commerce’s ability to execute the proposed stock repurchase plan or that the use of the Company’s cash in such a plan is beneficial to the Company or its stockholders, as well as the factors disclosed in the Company’s filings with the U.S. Securities and Exchange Commission, available via Provide Commerce’s website at www.prvd.com. The Company undertakes no obligation to update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.